Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880        Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

COMPLETES LITIGATION SETTLEMENT

WAKEFIELD, MASSACHUSETTS – March 1, 2008 – American Dental Partners, Inc. (NASDAQ:ADPI) announced today that it has entered into a Definitive Settlement Agreement and related agreements effective February 29, 2008 to complete the transactions contemplated by the previously announced December 26, 2007 Settlement Agreement with PDG, P.A. This resolves the outstanding litigation among PDG, PDHC, Ltd., one of the Company’s Minnesota subsidiaries, and the Company in the District Court of Minnesota, Fourth Judicial District (the “PDG Litigation”).

Under the terms of the Definitive Settlement Agreement and in settlement and dismissal of the PDG Litigation, the Company transferred to PDG the leases and associated tangible assets with respect to 25 of 31 Park Dental facilities and various trade names, including “Park Dental.” The parties agreed that PDHC will provide interim management services to PDG for a period of up to nine months. PDG will pay PDHC a management fee of $19,000,000 regardless of whether PDG utilizes the management services of PDHC during the nine month period. The Company also agreed to forgive outstanding accounts receivable due from PDG at December 31, 2007 of $2,035,000.

As previously announced, the Company’s amended revolving credit facility and term loan became effective upon completion of the litigation settlement. As a result, the Company has a $75,000,000 revolving credit facility, with $45,474,000 drawn, including outstanding letters of credit, at February 21, 2008, and a $100,000,000 term loan, both of which will mature in June 2009.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 26 dental group practices which have 241 dental facilities with approximately 2,101 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2006.